Exhibit 99.1

Contacts:	Media	Investors
	Claire Regan	Chris Jakubik
	847-646-4538	847-646-5494
	cregan@kraft.com	Chris.Jakubik@kraft.com

Kraft Foods Names Timothy McLevish Chief Financial Officer;

James Dollive to Retire

NORTHFIELD, IL, August 29, 2007 — Kraft Foods Inc. (NYSE:KFT) announced today that Timothy McLevish, 52, will become Executive Vice President and Chief Financial Officer (CFO), effective October 1, 2007. McLevish joins Kraft from Ingersoll-Rand Company Limited (NYSE:IR), where he has been Senior Vice President and CFO since 2002.

McLevish succeeds James Dollive, 56, who will be retiring after a distinguished 29-year career with Kraft. “Jim’s financial expertise and exceptional standards of ethics and integrity have earned him the respect of both his Kraft colleagues and the financial community,” said Irene Rosenfeld, Kraft Chairman and CEO. “Over the course of Jim’s career, he has helped Kraft achieve many significant milestones, including our initial public offering in 2001 and our recent transition to a fully independent company. We deeply appreciate his many contributions and wish him the best in his well-earned retirement.”

In welcoming McLevish to Kraft, Rosenfeld said, “Tim is an exceptional executive who combines a distinguished career in finance, accounting and public company governance with experience in line management, strategic planning and mergers and acquisitions. He is a seasoned CFO, with an impressive track record of leading financial operations for global companies with diversified portfolios. Tim’s extensive experience in driving outstanding shareholder returns and in communicating with investors will be invaluable as we capitalize on our opportunities as an independent company and restore Kraft to reliable growth.”

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McLevish’s career has spanned leadership roles in every financial discipline and includes extensive operations management and oversight of administrative systems and business services. Prior to joining Ingersoll-Rand, McLevish was at the Mead Corporation, which he joined in 1987 and thereafter rose through a series of positions, culminating in his appointment as CFO in 1999. While at Mead, he also served in a number of general management positions, including president and general manager of Mead’s Specialty Paper Division.

As Kraft’s CFO, McLevish will lead the company’s finance function and will be responsible for its financial operations, including accounting and reporting, financial planning and analysis, treasury, tax, audit, and investor relations.

McLevish holds a bachelor’s degree in accounting from the University of Minnesota and an MBA from Harvard Business School. In addition, he is a certified public accountant.

“I’m extremely pleased to join the Kraft team and look forward to working with the many outstanding people who will be my new colleagues,” McLevish said. “There are huge opportunities for Kraft in the months and years ahead, and I’m eager to contribute to the success of this great company.”

Dollive will work with McLevish to ensure an orderly transition of responsibilities.

Kraft Foods (NYSE: KFT) is one of the world’s largest food and beverage companies, with annual revenues of more than $34 billion. For over 100 years, Kraft has offered consumers delicious and wholesome foods that fit the way they live. Kraft markets a broad portfolio of iconic brands in 155 countries, including seven brands with revenue of more than $1 billion, such as Kraft cheeses, dinners and dressings; Oscar Mayer meats; Philadelphia cream cheese; Post cereals; Nabisco cookies and crackers; Jacobs coffees and Milka chocolates. Kraft became a fully independent company on March 30, 2007, and is listed in the Standard & Poor’s 100 and 500 indexes. The company is a member of the Dow Jones Sustainability Index and the Ethibel Sustainability Index. For more information, visit the company’s website at http://www.kraft.com.

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